SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 24, 2014

CANNABIS THERAPY CORP.
(Exact name of registrant as specified in its charter)

Nevada	005-87668	26-1973257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Gottbetter & Partners, LLP 488 Madison Ave., 12th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

212.400.6900
(Registrant’s telephone number, including area code)

_________________________________________
(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

We previously announced in a Current Report on Form 8-K, dated March 14, 2014, the filing of Articles of Merger with the Secretary of State of Nevada on March 17, 2014 in which we changed our name to Cannabis Therapy Corp. The Financial Industry Regulatory Authority (“FINRA”) advised us, on March 21, 2014, that the name change was announced by FINRA on March 21, 2014, with an effective date of March 24, 2014 (the “Effective Date”). At the open of trading on the Effective Date, our trading symbol was changed to “CTCO”.

We also previously announced in the Form 8-K referred to above, a 1.5-for-1 forward stock split of our common stock (“Common Stock”), in the form of a dividend, with a record date of March 27, 2014. The revised record date will be the close of business on March 28, 2014 (the “Record Date”). The anticipated payment date is March 31, 2014 (the “Payment Date”), the anticipated ex-dividend date is April 1, 2014 (the “Ex-Dividend Date”), and the anticipated due bill redeemable date is April 3, 2014. The stock split in the form of a dividend will entitle each shareholder of our Common Stock as of the Record Date to receive 0.5 additional shares of Common Stock for each one share owned. Additional shares issued as a result of the forward stock split will be distributed on the Payment Date. Shareholders do not need to exchange existing stock certificates and will receive an additional certificate reflecting the newly issued shares.

Shareholders who sell their Common Stock before the Ex-Dividend Date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or "due bill" from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the Ex-Dividend Date, the first business day after the stock dividend Payment Date. As of the Ex-Dividend Date, our Common Stock will trade on a post-split adjusted basis.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS THERAPY CORP.

Dated: March 25, 2014	By:	/s/ Soren Mogelsvang
	Name:	Soren Mogelsvang
	Title:	Chief Executive Officer

 3